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                                                                   EXHIBIT 10.9

                             EMPLOYMENT AGREEMENT


        EMPLOYMENT AGREEMENT (this "Agreement") made as of the 31st day of December, 2001 (the "Effective Date") by and between Samuel B. Fuller and AvalonBay Communities, Inc., a Maryland corporation (the "Company").

        WHEREAS, Executive has been performing services for the Company; and

        WHEREAS, Executive and the Company desire to enter into an employment agreement, effective as of the date of execution of this Agreement.

        NOW, THEREFORE, the parties hereto do hereby agree as follows.

        1. Term. The Company hereby agrees to employ Executive, and Executive hereby agrees to remain in the employ of the Company subject to the terms and conditions of this Agreement for the period commencing on the Effective Date and terminating on April 25, 2004 (the "Original Term"), unless earlier terminated as provided in Section 7. The Original Term shall be extended automatically for additional one year periods measured from April 26, 2004 (each a "Renewal Term"), unless notice that this Agreement will not be extended is given by either party to the other not more than 120 days prior to, and not less than 60 days prior to, the expiration of the Original Term or any Renewal Term. Notwithstanding the foregoing, upon a Change in Control, the Employment Period shall be extended automatically to three years from the date of such Change in Control. (The period of Executive's employment hereunder within the Original Term and any Renewal Terms is herein referred to as the "Employment Period.")

        2.      Employment Duties.

                (a) During the Employment Period, Executive shall be employed in the business of the Company and its affiliates. Executive shall serve as a corporate officer of the Company with the title of EXECUTIVE VICE PRESIDENT - DEVELOPMENT AND CONSTRUCTION. In the performance of his duties, Executive shall be subject to the direction of the Board of Directors of the Company (the "Board"), including any committee of the Board designated by the Board, if any, and the Company's Chief Operating Officer and any officer senior to the Chief Operating Officer ("CEO", which term refers to the Chief Operating Officer and any officer senior to the Chief Operating Officer (such as the President, Chief Executive Officer and Executive Chairman), each with authority acting alone to give direction hereunder in the event that more than one person holds these positions) and shall not be required to take direction from or report to any other person. Executive will report directly to the Chief Operating Officer of the Company. Executive's duties and authority shall be commensurate with Executive's title and position with the Company, and shall not be materially diminished from, or materially inconsistent with, Executive's duties and responsibilities with the Company immediately prior to the date of this Agreement, provided, however, that it will not be a violation of this Section 2(a), or otherwise be a breach by the Company under any term of this Agreement, if either (x) or (y) immediately below are true:

                (x) The Company modifies Executive's title or duties, provided that all of the following conditions are met:

                        (i) Executive remains on the Management Investment Committee, or a similar successor committee of management that considers and approves investment proposals developed by management; and

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                        (ii) Executive's title is Executive Vice President or a
                        higher ranking title; and

                        (iii) Executive reports directly to the CEO (which term, as noted above, includes the Chief Operating Officer); and

                        (iv) Executive either

                                (I) remains as the most senior officer (other than the CEO) in charge of at least two of the following six principal business functions: finance, human resources, property operations, acquisitions/dispositions, development or construction) or,

                                (II) if the Company's management structure is reorganized to give effect to two or more major geographic regions, Executive is put in charge of all of such principal functions in one region except for any function that is managed on a centralized basis (e.g., if human resources or finance continues to be managed on a nationwide basis rather than by region).

                        (v) Executive's targeted total compensation is not less than what it would have been had Executive remained in the position of Executive Vice President - Development and Construction for AvalonBay Communities (e.g., in determining total compensation in accordance with
                        Section 3(j), Executive's targeted total compensation will not be reduced because, for example, it is determined by the Company to be appropriate for a "President of the West Coast Division" to receive less compensation than the Executive Vice President of Development and Construction of a national company).

                (y) The Executive's duties are modified from time to time as Executive and Company mutually reasonably agree.

                (b) Executive agrees to his employment as described in this Section 2 and agrees to devote substantially all of his working time and efforts to the performance of his duties under this Agreement; provided that nothing in this Section 2(b) shall be interpreted to preclude Executive from
(i) participating with the prior written consent of the Board as an officer or director of, or advisor to, any other entity or organization that is not a customer or material service provider to the Company or a Competing Enterprise, as defined in Section 8, so long as such participation does not interfere with the performance of Executive's duties hereunder, whether or not such entity or organization is engaged in religious, charitable or other community or non-profit activities, (ii) investing in any entity or organization which is not a customer or material service provider to the Company or a Competing Enterprise, so long as such investment does not interfere with the performance of Executive's duties hereunder, or (iii) delivering lectures or fulfilling speaking engagements so long as such lectures or engagements do not interfere with the performance of Executive's duties hereunder.

                (c) In performing his duties hereunder, Executive shall be available for reasonable travel as the needs of the business require. Executive shall be based in Wilton, Connecticut or otherwise in New York City, Westchester County, New York or Fairfield County, Connecticut (all such areas collectively, the "Metropolitan Area").

                (d) Breach by either party of any of his or its respective obligations under this Section 2 shall be deemed a material breach of that party's obligations hereunder.

        3. Compensation/Benefits. In consideration of Executive's services hereunder, the Company


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shall provide Executive the following:

                (a) Base Salary. During the Employment Period, the Executive shall receive an annual rate of base salary ("Base Salary") in an amount not less than $330,000. Executive's Base Salary will be reviewed by the Company annually and may be adjusted upward (but not downward) at such time. Base Salary shall be payable in accordance with the Company's normal business practices, but in no event less frequently than monthly.

                (b) Bonuses. Commencing at the close of each fiscal year during the Employment Period, the Company shall review the performance of the Company and of Executive during the prior fiscal year, and the Company may provide Executive with additional compensation in the form of a cash bonus ("Cash Bonus") and/or in the form of long term equity incentives such as stock options and restricted stock grants ("LT Equity Bonus") if the Board, or any compensation committee thereof, in its discretion, determines that the performance of the Company and Executive's contribution to the Company warrants such additional payment and the Company's anticipated financial performance of the present period permits such payment. Any Cash Bonuses hereunder shall be paid as a lump sum not later than 75 days after the end of the Company's preceding fiscal year.

                (c) Medical and Disability Insurance/Physical. During the Employment Period, the Company shall provide to Executive and Executive's immediate family a comprehensive policy of health insurance in accordance with the Company's general practice applicable to officers (including payment of all or a portion of the premiums due thereon) and shall provide to Executive a disability policy in accordance with the Company's general practice applicable to officers (including payment of all or a portion of the premiums due thereon). During the Employment Period, Executive shall be entitled to a comprehensive annual physical performed, at the expense of the Company (but not including any related travel expense), by the physician or medical group of Executive's choosing.

                (d) Split Dollar Life Insurance. During the Employment Period, the Company shall keep in force and pay the premiums on the split-dollar life insurance policy referenced in the Split Dollar Insurance Agreement between the Company and Executive, subject to reimbursement by Executive as provided in such Split Dollar Insurance Agreement. Executive agrees to submit to such medical examinations as may be required in order to maintain such policy of insurance.

                (e) Vacations. Executive shall be entitled to reasonable paid vacations during the Employment Period in accordance with the then regular procedures of the Company governing officers.

                (f) Office/Secretary, etc. During the Employment Period, Executive shall be entitled to secretarial services and a private office commensurate with his title and duties.

                (g) Annual Allowance. The Company will provide the Executive with an annual allowance of up to $5,000 per year (the "Allowance"). The Executive may draw on the Allowance for expenses incurred in his discretion for items such as country club membership, financial counseling or tax preparation. Payment of the Allowance shall be subject to substantiation of expenses in accordance with the Company's policies in effect from time to time for executive officers of the Company. Unused portions of the Allowance shall not be carried over from year to year. For purposes of this Section 3(g), a new year shall be deemed to commence on each January 1. For the 2001 calendar year, Executive will receive the full, unprorated $5,000 Allowance.

                (h) Automobile. The Company shall provide Executive with a monthly car allowance during the Employment Period in accordance with the Company's current practices but in no event less than $750 per month.


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                (i)     Other Benefits. During the Employment Period, the
Company shall provide to Executive such other benefits, excluding severance benefits, but including the right to participate in such retirement or pension plans, as are made generally available to officers of the Company from time to time. Executive shall be given credit for purposes of eligibility and vesting of employee benefits and benefit accrual for service prior to the Effective Date with Avalon Properties, Inc. and its affiliates ("Avalon"), and Trammell Crow Residential ("TCR") under each benefit plan of the Company and its subsidiaries to the extent such service had been credited under employee benefit plans of Avalon or TCR, provided that no such crediting of service results in duplication of benefits.

                (j) Total Compensation. The Company acknowledges that the Executive's Cash Bonus and LT Equity Bonus awarded to the Executive by the Board or Compensation Committee of the Board in its discretion from time-to-time, are a material part of total compensation for the Executive. The Company will endeavor to provide Executive with a reasonable Cash Bonus and/or reasonable LT Equity Bonus on an annual basis such that the Executive's total compensation, in light of the Company's performance and his performance in his role as provided in this Agreement, is reasonable under the circumstances and reasonable relative to the Cash Bonuses and LT Equity Bonuses awarded other officers of the Company. The Company shall not be in breach of this provision unless it can be demonstrated that the Company acted in bad faith in determining whether to award (or the size of an award of) a Cash Bonus or LT Equity Bonus, which determination of bad faith shall specifically be made with reference to the target awards set for other officers and the actual awards paid other officers.

        4.      Expenses/Indemnification.

                (a) During the Employment Period, the Company shall reimburse Executive for the reasonable business expenses incurred by Executive in the course of performing his duties for the Company hereunder, upon submission of invoices, vouchers or other appropriate documentation, as may be required in accordance with the policies in effect from time to time for executive employees of the Company.

                (b) To the fullest extent permitted by law, the Company shall indemnify Executive with respect to any actions commenced against Executive in his capacity as an officer or director or former officer or director of the Company, or any affiliate thereof for which he may render service in such capacity, whether by or on behalf of the Company, its shareholders or third parties, and the Company shall advance to Executive on a timely basis an amount equal to the reasonable fees and expenses incurred in defending such actions, after receipt of an itemized request for such advance, and an undertaking from Executive to repay the amount of such advance, with interest at a reasonable rate from the date of the request, as determined by the Company, if it shall ultimately be determined that he is not entitled to be indemnified against such expenses. Notwithstanding the foregoing, the Company shall not indemnify Executive with respect to any acts or omissions attributable, directly or indirectly, to Executive's gross negligence, willful misconduct or material breach of this Agreement. The Company agrees that it shall use reasonable best efforts to secure and maintain officers' and directors' liability insurance that shall include coverage with respect to Executive.

        5.      Employer's Authority/Policies.

                (a) General. Executive agrees to observe and comply with the rules and regulations of the Company as adopted by its Board respecting the performance of his duties and to carry out and perform orders, directions and policies communicated to him from time to time by the Board or the CEO.

                (b) Ethics Policies. Executive agrees to comply with and be bound by the Ethics Policies of the Company, as reflected in the attachment at Annex A hereto and made a part hereof. Executive agrees to comply with and be bound by the Company's insider trading policies and procedures that are generally applicable to employees and/or senior officers.


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        6.      Records/Nondisclosure/Company Policies.

                (a) General. All records, manuals, financial statements and similar documents obtained, reviewed or compiled by Executive in the course of the performance by him of services for the Company, whether or not confidential information or trade secrets, shall be the exclusive property of the Company. Executive shall have no rights in such documents upon any termination of this Agreement.

                (b) Nondisclosure Agreement. Without limitation of the Company's rights under Section 6(a), Executive agrees to abide by and be bound by the Nondisclosure Agreement of the Company executed by Executive and the Company as reflected in the attachment at Annex B and made a part hereof.

        7.      Termination; Severance and Related Matters.

                (a) At-Will Employment. Executive's employment hereunder is "at will" and, therefore, may be terminated at any time, with or without Cause, at the option of the Company, subject only to the severance obligations under this Section 7. Upon any termination hereunder, the Employment Period shall expire.

                (b) Definitions. For purposes of this Section 7, the following terms shall have the indicated definitions:

                        (1)     Cause.  "Cause" shall mean:

                                (i) Executive is convicted of or enters a plea of nolo contendere to an act which is defined as a felony under any federal, state or local law, not based upon a traffic violation, which conviction or plea has or can be expected to have, in the good faith opinion of the Board, a material adverse impact on the business or reputation of the Company;

                                (ii)    any one or more acts of theft,
                larceny, embezzlement, fraud or material intentional misappropriation from or with respect to the Company;

                                (iii) a breach by Executive of his fiduciary duties under Maryland law as an officer; or material breach by Executive of any material rule, material regulation, material policy or material procedure, of the Company (including, without limitation, as described in Section 5 hereof);

                                (iv)    Executive's commission of any one
                or more acts of gross negligence or willful misconduct which in the good faith opinion of the Board has resulted in material harm to the business or reputation of the Company; or

                                (v)     default by Executive in the
                performance of his material duties under this Agreement, without correction of such action within 15 days of written notice thereof.

        Notwithstanding the foregoing, no termination of Executive's employment by the Company shall be treated as for Cause or be effective until and unless all of the steps described in subparagraphs (A) through (C) below have been complied with:

                                        (A)     Notice of intention to terminate
                        for Cause has been given


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                        by the Company within 120 days after the Board learns of
                        the act, failure or event (or latest in a series of acts, failures or events) constituting "Cause";

                                        (B)     The Board has voted (at a
                        meeting of the Board duly called and held as to which termination of Executive is an agenda item) to terminate Executive for Cause after Executive has been given notice of the particular acts or circumstances which are the basis for the termination for Cause and has been afforded at least 20 days notice of the meeting and an opportunity to present his position in writing; and

                                        (C)     The Board has given a
                        Notice of Termination to Executive within 20 days after such Board meeting.

        The Company may suspend Executive with pay at any time during the period commencing with the giving of notice to Executive under clause (A) above until final Notice of Termination is given under clause (C) above. Upon the giving of notice as provided in clause (C) above, no further payments shall be due Executive except as provided in Section 7(c)(vii).

                        (2) Change in Control. A "Change in Control" shall mean the occurrence of any one or more of the following events following the Effective Date:

                                (i)     Any individual, entity or group (a
                "Person") within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Act") (other than the Company, any corporation, partnership, trust or other entity controlled by the Company (a "Subsidiary"), or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its Subsidiaries), together with all "affiliates" and "associates" (as such terms are defined in Rule 12b-2 under the Act) of such Person, shall become the "beneficial owner" (as such term is defined in Rule 13d-3 under the Act) of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities having the right to vote generally in an election of the Company's Board of Directors ("Voting Securities"), other than as a result of (A) an acquisition of securities directly from the Company or any Subsidiary or (B) an acquisition by any corporation pursuant to a reorganization, consolidation or merger if, following such reorganization, consolidation or merger the conditions described in clauses (A), (B) and (C) of subparagraph (iii) of this
                Section 7(b)(2) are satisfied; or

                                (ii)    Individuals who, as of the Effective
                Date, constitute the Company's Board (the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board, provided, however, that any individual becoming a director of the Company subsequent to the date hereof (excluding, for this purpose, (A) any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, and (B) any individual whose initial assumption of office is in connection with a reorganization, merger or consolidation, involving an unrelated entity and occurring during the Employment Period), whose election or nomination for election by the Company's shareholders was approved by a vote of at least a majority of the persons then comprising Incumbent Directors shall for purposes of this Agreement be considered an Incumbent Director; or


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                                (iii)   Consummation of a reorganization, merger
                or consolidation of the Company, unless, following such reorganization, merger or consolidation, (A) more than 50% of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Voting Securities immediately prior to such reorganization, merger or consolidation, (B) no Person (excluding the Company, any employee benefit plan (or related trust) of the Company, a Subsidiary or the corporation resulting from such reorganization, merger or consolidation or any subsidiary thereof, and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 30% or more of the outstanding Voting Securities), beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors, and (C) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation;

                                (iv)    Approval by the shareholders of the
                Company of a complete liquidation or dissolution of the Company; or

                                (v)     The sale, lease, exchange or other
                disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale, lease, exchange or other disposition (A) more than 50% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the outstanding Voting Securities immediately prior to such sale, lease, exchange or other disposition, (B) no Person (excluding the Company and any employee benefit plan (or related trust) of the Company or a Subsidiary or such corporation or a subsidiary thereof and any Person beneficially owning, immediately prior to such sale, lease, exchange or other disposition, directly or indirectly, 30% or more of the outstanding Voting Securities), beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board of Directors providing for such sale, lease, exchange or other disposition of assets of the Company.

                Notwithstanding the foregoing, a "Change in Control" shall not be deemed to have occurred for purposes of this Agreement solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Voting Securities outstanding, increases the proportionate voting power represented by the Voting Securities beneficially owned by any Person to 30% or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any Person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Stock or other Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction), then a


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                "Change in Control" shall be deemed to have occurred for
                purposes of this Agreement.

                        (3) Complete Change in Control. A "Complete Change in Control" shall mean that a Change in Control has occurred, after modifying the definition of "Change in Control" by deleting clause (i) from Section 7(b)(2) of this Agreement.

                        (4) Constructive Termination Without Cause. "Constructive Termination Without Cause" shall mean a termination of Executive's employment initiated by Executive not later than 12 months following the occurrence (not including any time during which an arbitration proceeding referenced below is pending), without Executive's prior written consent, of one or more of the following events (or the latest to occur in a series of events), and effected after giving the Company not less than 10 working days' written notice of the specific act or acts relied upon and right to cure:

                                (i)     a material adverse change in the
                functions, duties or responsibilities of Executive's position which is inconsistent with Section 2(a), except in connection with the termination of Executive's employment for Disability, Cause, as a result of Executive's death or by Executive other than for a Constructive Termination Without Cause;

                                (ii) any material breach by the Company of this Agreement;

                                (iii) any purported termination of Executive's employment for Cause by the Company which does not comply with the terms of Section 7(b)(1) of this Agreement;

                                (iv) the failure of the Company to obtain an agreement, satisfactory to the Executive, from any successor or assign of the Company, to assume and agree to perform this Agreement, as contemplated in Section 10 of this Agreement;

                                (v) the failure by the Company to continue in effect any compensation plan in which Executive participates immediately prior to a Change in Control which is material to Executive's total compensation, unless comparable alternative arrangements (embodied in ongoing substitute or alternative plans) have been implemented with respect to such plans, or the failure by the Company to continue Executive's participation therein (or in such substitute or alternative plans) on a basis not materially less favorable, in terms of the amount of benefits provided and the level of Executive's participation relative to other participants, as existed during the last completed fiscal year of the Company prior to the Change in Control;

                                (vi) the relocation of the Company's Wilton, Connecticut offices to a new location outside of the Metropolitan Area or the failure to locate Executive's own office at the Wilton, Connecticut office (or at the office to which such office is relocated which is within the Metropolitan
                Area) ("Relocation Termination"); or

                                (vii) any voluntary termination of employment by the Executive for any reason during the 12-month period immediately following a Complete Change in Control of the Company if such Complete Change in Control occurs during the Employment Period (a "CIC Pull").

                Notwithstanding the foregoing, a Constructive Termination Without Cause shall not be treated as having occurred unless Executive has given a final Notice of Termination delivered after expiration of the Company's cure period. Executive or the Company may, at any time after the expiration of the Company's cure period and either prior to or up until three months after giving a


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        final Notice of Termination, commence an arbitration proceeding to determine the question of whether, taking into account the actions complained of and any efforts made by the Company to cure such actions, a termination by Executive of his employment should be treated as a Constructive Termination Without Cause for purposes of this Agreement. If the Executive or the Company commences such a proceeding prior to delivery by Executive of a final Notice of Termination, the commencement of such a proceeding shall be without prejudice to either party and Executive's and the Company's rights and obligations under this Agreement shall continue unaffected unless and until the arbitrator has determined such question in the affirmative, or, if earlier, the date on which Executive or the Company has delivered a Notice of Termination in accordance with the provisions of this Agreement. If the Company commences an arbitration proceeding, Executive shall remain fully employed by the Company per the terms of this agreement during the pendency of this proceeding and the Company shall reimburse the Executive in full for all reasonable legal costs and expenses related to this arbitration.

                        (5) Average Covered Total Compensation. "Average Covered Total Compensation" shall mean the sum of Executive's Covered Total Compensation as calculated for the calendar year in which the Date of Termination occurs and for each of the two preceding calendar years, divided by three, provided, however, that if the Date of Termination occurs before February 26, 2003, then "Average Covered Total Compensation" shall mean the sum of Executive's Covered Total Compensation as calculated for the calendar year in which the Date of Termination occurs and for the preceding calendar year, divided by two. "Average Covered Base And Cash Bonus Compensation," "Average Covered Cash Bonus Compensation" and "Average Covered LT Equity Compensation" shall have analogous meanings but with reference to Covered Base And Cash Bonus Compensation, Covered Cash Bonus Compensation and Covered LT Equity Compensation, respectively.

                        (6) Covered Compensation Definitions. "Covered Total Compensation," for any calendar year, shall mean an amount equal to the sum of (i) Executive's annualized Base Salary for the calendar year,
        (ii) the cash bonus actually earned by Executive with respect to such calendar year, and (iii) the value of all stock and other equity-based compensation awards made to Executive during such calendar year. In the event that the Company has or hereafter makes any special, mid-year or other non-routine grant of equity outside of the Company's recurring annual equity compensation programs, or in the event that the Company grants, outside of the current recurring annual equity compensation programs, any equity based compensation pursuant to any long-term plan under which equity grants may be made based on multi-year Company results, the value of any such mid-year, special, or long-term plan equity based compensation shall not be included in clause (iii) of the preceding sentence and therefore shall not be included in the calculation of Covered Compensation definitions, and the value of such equity shall have no impact on any cash payments made under Section 7(c) of the Agreement.

                        "Covered Base And Cash Bonus Compensation" for any
                calendar year shall mean Covered Total Compensation for such year but without the inclusion of amounts attributable to clause
                (iii) of the definition of Covered Total Compensation.

                        "Covered Cash Bonus Compensation" for any calendar year
                shall mean Covered Total Compensation for such year but without the inclusion of amounts attributable to clauses (i) and (iii) of the definition of Covered Total Compensation.

                        "Covered LT Equity Compensation" for any calendar year
                shall mean Covered Total Compensation for such year but without the inclusion of clauses (i) and (ii) of the definition of Covered Total Compensation.

                        For purposes of applying the Covered Compensation definitions set forth above, the following rules shall apply:


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                                        (A)     In valuing awards for purposes
                        of clause (iii) of the definition of Covered Total Compensation, all such awards shall be treated as if fully vested when granted, stock grants shall be valued by reference to the fair market value on the date of grant of the Company's common stock, par value $.01 per share, and other equity-based compensation awards shall be valued at the value established in good faith by the Compensation Committee of the Board. Reference is made to Section 7(c)(viii) for further clarification regarding this matter.

                                        (B)     In determining the cash bonus
                        actually paid with respect to a calendar year, if no cash bonus has been paid with respect to the calendar year in which the Date of Termination occurs, the cash bonus paid with respect to the immediately preceding calendar year shall be assumed to have been paid in each of the current and immediately preceding calendar years, and if no cash bonus has been paid by the Date of Termination with respect to the immediately preceding calendar year, the cash bonus paid with respect to the second preceding calendar year shall be assumed to have been paid in all three (or two, as applicable) of the calendar years taken into account in determining Average Covered Total Compensation (or any of the derivative definitions under Section 7(b)(5)).

                                        (C)     If (i) any cash bonus paid with
                        respect to the current or immediately preceding calendar year was paid within three months of Executive's Date of Termination, (ii) such cash bonus is lower than the last cash bonus paid more than three months from the Date of Termination, and (iii) it is determined that the Board acted in bad faith in setting such cash bonus (which determination of bad faith shall specifically be made with reference to the target cash bonuses set for other officers and the actual cash bonuses paid other officers), then in such event any such cash bonus paid within three months of the Date of Termination shall be disregarded and the last cash bonus paid more than three months from the Date of Termination shall be substituted for each cash bonus so disregarded.

                                        (D)     In determining the amount of
                        stock and other equity-based compensation awards made during a calendar year during the averaging period, rules similar to those set forth in subparagraphs (B) and (C) of this Section 7(b)(6) shall be followed except that all awards made in connection with the Company's initial public offering shall be disregarded.

                        (7) Disability. "Disability" shall mean Executive has been determined to be disabled and to qualify for long-term disability benefits under the long-term disability insurance policy obtained pursuant to Section 3(d) of this Agreement.

                (c)     Rights Upon Termination.

                                (i) Payment of Benefits Earned Through Date of Termination. Upon any termination of Executive's employment during the Employment Period, Executive, or his estate, shall in all events be paid (I) all accrued but unpaid Base Salary and
                (II) (except in the case of a termination by the Company for Cause or a voluntary termination by Executive which is not due to a Constructive Termination Without Cause, in either of which cases this clause (II) shall not apply) a pro rata portion of the Executive's Cash Bonus and LT Equity Bonus. For purposes of fulfilling the requirements of clause (II) of the prior sentence, the following shall apply:

                        (a) In all events, any stock options issued will be issued prior to Executive's Date of Termination so that such stock options are employee stock options. Such stock options shall have an exercise price equal to the closing price of the Company's stock on the date of grant of such options, and such options shall expire one year after the date of grant.

                        (b) The Company and Executive shall work in good faith to determine an appropriate Cash Bonus and LT Equity Bonus for the year in which the Date of Termination occurs. Such determination shall be based in good faith on an evaluation of Executive's and the Company's performance. If the Company and Executive cannot agree on appropriate amounts, then:

                                (A) The Company may defer the determination of the Cash Bonus and the restricted stock portion of the LT Equity Bonus until such bonuses in respect of such year are determined for other officers, and at such time the amounts to be used for determining Executive's pro rata bonuses shall be a percentage of his target Cash Bonus and a percentage of his target number of restricted shares with such percentages being equal to the average of the percentages that apply to the Cash Bonus and restricted shares, respectively, of other officers ranked Senior Vice President or higher; and

                                (B)     The Company may grant to Executive a
                                        number of stock options based on the
                                        assumption that the percentage of the
                                        target number of options Executive would have received in respect of the year in which the Date of Termination occurs would equal the average of the percentage realization applied to options granted with respect to the prior three calendar years.

                        (c) Once the determination in the preceding paragraph is made, the pro rata portion of such amounts shall equal such amounts multiplied by a fraction, the numerator of which is the number of days from January 1 to the Date of Termination in the year of termination and the denominator of which is 365.

                Executive shall also retain all such rights with respect to vested equity-based awards as are provided under the circumstances under the applicable grant or award agreement, and shall be entitled to all other benefits which are provided under the circumstances in accordance with the provisions of the Company's generally applicable employee benefit plans, practices and policies, other than severance plans.

                                (ii) Death. In the event of Executive's death during the Employment Period, the Company shall, in addition to paying the amounts set forth in Section 7(c)(i), take whatever action is necessary to cause all of Executive's unvested equity-based awards to become fully vested as of the date of death and, in the case of equity-based awards which have an exercise schedule, to become fully exercisable and continue to be exercisable for such period as is provided in the case of vested and exercisable awards in the event of death under the terms of the applicable award agreements.

                                (iii)   Disability. In the event the Company
                elects to terminate Executive's employment during the Employment Period on account of Disability, the Company shall, in addition to paying the amounts set forth in Section 7(c)(i) and subject to

                Executive first entering into a separation agreement, including a general release of all claims, in a form reasonably acceptable to the Company ("Separation Agreement"), pay to Executive, in one lump sum, no later than the later of the effective date of said Separation Agreement or 31 days following the Date of Termination, an amount equal to one times Average Covered Total Compensation. The Company shall also, commencing upon the Date of Termination and subject to Executive entering into a Separation Agreement:

                                        (A)     Continue, without cost to
                        Executive, benefits comparable to the medical benefits provided to Executive immediately prior to the Date of Termination under Section 3(c) for a period of 12 months following the Date of Termination or until such earlier date as Executive obtains comparable benefits through other employment;

                                        (B)     Continue to pay, or reimburse
                        Executive, for all premiums then due or thereafter payable on the whole-life portion of the split-dollar insurance policy referenced under Section 3(d) for so long as such payments are due; provided, that the Company's obligations under this Section 7(c)(iii)(B) are contingent on Executive's timely payment of the premiums then due or thereafter payable on the term portion of said split-dollar insurance policy; and

                                        (C)     Take whatever action is
                        necessary to cause Executive to become vested as of the Date of Termination in all stock options, restricted stock grants, and all other equity-based awards and be entitled to exercise and continue to exercise all stock options and all other equity-based awards having an exercise schedule and to retain such grants and awards to the same extent as if they were vested upon termination of employment in accordance with their terms.

                                        (D)     If Executive obtains a
                        disability policy on commercially reasonable terms with the same or similar coverage as provided by the Company prior to the Date of Termination then, until that date that is 12 months following the Date of Termination (or, if earlier, until Executive obtains comparable benefits through other employment), reimburse Executive for an amount equal to the difference between (i) the monthly premiums for such disability policy, less (ii) the amount paid by Executive in respect of a portion of the premiums on the disability policy provided by Company prior to the Date of Termination.

                                (iv)    Non-Renewal by the Company.  In the
                event the Company gives Executive a notice of non-renewal pursuant to Section 1 above, and either (I) within one year after expiration of the Employment Period the Executive voluntarily terminates his employment ("Post-Expiration Resignation") or (II) within two years after expiration of the Employment Period the Executive's employment is terminated by the Company without Cause or Constructively Terminated without Cause ("Post-Expiration Termination"), then, in either such case, the Company shall, in addition to paying the amounts set forth in Section 7(c)(i), and subject to Executive first entering into a Separation Agreement, pay to Executive, for 12 consecutive months beginning with the first business day of the calendar month following the Effective Date of said Separation Agreement, a monthly amount equal to one-twelfth ( 1/12) of the sum of one times his then applicable Base Salary plus one times Average Covered Cash Bonus Compensation. The Company shall also, commencing upon the Date of Termination and subject to Executive entering into a Separation Agreement, continue, without cost to Executive, benefits comparable to the medical benefits provided to Executive immediately prior to the Date of Termination under
                Section 3(c) for a period of 12 months following the Date of Termination or until such earlier date as Executive obtains comparable benefits through other employment. In addition, if Executive obtains a disability policy on commercially reasonable terms with the same or similar coverage as provided by the Company prior to the Date of Termination then, until that date that is 12 months following the Date of Termination (or, if earlier, until Executive obtains comparable benefits through other employment), reimburse Executive for an amount equal to the difference between (i) the monthly premiums for such disability policy, less (ii) the amount paid by Executive in respect of a portion of the premiums on the disability policy provided by Company prior to the Date of Termination.

                In addition to the above, in the case of a Post-Expiration Termination the Company additionally shall:

                                        I.   Take whatever action is necessary
                                             to cause Executive to become vested
                                             as of the Date of Termination in
                                             all stock options, restricted stock
                                             grants, and all other equity-based
                                             awards and be entitled to exercise
                                             and continue to exercise all stock
                                             options and all other equity-based
                                             awards having an exercise schedule
                                             and to retain such grants and
                                             awards to the same extent as if
                                             they were vested upon termination
                                             of employment in accordance with
                                             their terms; and

                                        II.  Continue to pay, or reimburse
                                             Executive for, all premiums then
                                             due or thereafter payable on the
                                             whole-life portion of the
                                             split-dollar insurance policy
                                             referenced under Section 3(d) for
                                             so long as such payments are due;
                                             provided, that the Company's
                                             obligations under this Section
                                             7(c)(iv)(B)(II) are contingent on
                                             Executive's timely payment of the
                                             premiums then due or thereafter
                                             payable on the term portion of said
                                             split-dollar insurance policy;

                                (v)     Termination Without Cause or
                Constructive Termination Without Cause Prior to Change in Control of Company. In the event the Company or any successor to the Company terminates Executive's employment without Cause, or if Executive terminates his employment in a Constructive Termination without Cause, in either case prior to the effective time of any Change in Control of the Company or at any time after two years after a Change in Control of the Company, the Company shall, in addition to paying the amounts provided under
                Section 7(c)(i), and subject to Executive first entering into a Separation Agreement, pay to Executive, in one lump sum no later than the later of the Effective Date of said Separation Agreement or 31 days following the Date of Termination, an amount equal to the sum of (x) two times Average Covered Base And Cash Bonus Compensation plus (y) one times Average Covered LT Equity Compensation (such sum, the "Section 7(c)(v) Payment"); provided, however, that in the event that the Constructive Termination Without Cause is a Relocation Termination, the Section 7(c)(v) Payment shall be an amount equal to one times Average Covered Total Compensation. The Company shall also, commencing upon the Date of Termination and subject to the Executive entering into a Separation Agreement:

                                        (A)     Continue, without cost to
                        Executive, benefits comparable to the medical benefits provided to Executive immediately prior to the Date of Termination under Section 3(c) for a period of 24 months (12 months in the case of a Relocation Termination) following the Date of Termination or until such earlier date as Executive obtains comparable benefits through other employment;

                                        (B)     Continue to pay, or reimburse
                        Executive, for so long as such payments are due, all premiums then due or payable on the whole-life portion of the split-dollar insurance policy referenced under
                        Section 3(d); provided that the Company's obligations under this Section 7(c)(v)(B) are contingent on Executive's timely payment of the premiums then due or thereafter payable on the term portion of said split-dollar insurance policy; and

                                        (C)     Take whatever action is
                        necessary to cause Executive to become vested as of the Date of Termination in all stock options, restricted stock grants, and all other equity-based awards and be entitled to exercise and continue to exercise all stock options and all other equity-based awards having an exercise schedule and to retain such grants and awards to the same extent as if they were vested upon termination of employment in accordance with their terms.

                                        (D)     If Executive obtains a
                        disability policy on commercially reasonable terms with the same or similar coverage as provided by the Company prior to the Date of Termination then, until that date that is 24 months (12 months in the case of a Relocation Termination) following the Date of Termination (or, if earlier, until Executive obtains comparable benefits through other employment), reimburse Executive for an amount equal to the difference between (i) the premium for such disability policy, less (ii) the amount paid by Executive in respect of a portion of the premiums on the disability policy provided by Company prior to the Date of Termination.

                In the event that, within six months after the Notice of Termination which gave rise to the termination of Executive's employment under this Section 7(c)(v), a Change in Control of the Company occurs, then (provided Executive previously signed a Separation Agreement), Executive shall be entitled to receive the payments and benefits under Section 7(c)(vi) rather than this Section 7(c)(v). To effect this increase in payments and benefits, within 31 days of the Change in Control the Company shall pay to Executive, in one lump sum, an amount equal to the difference between (A) three times Average Covered Total Compensation (calculated as of the Date of Termination) less (B) the Section 7(c)(v) Payment. No payment in the nature of interest or for the time value of money shall be paid by the Company. In addition, the benefits described in Section 7(c)(v)(A) shall continue for 36 months following the Date of Termination (or until such earlier date as Executive obtains comparable benefits through other employment) rather than 24 months.

                                (vi)    Termination without Cause within Two
                Years Following a Change in Control. In the event the Company or any successor to the Company terminates Executive's employment without Cause (or Executive's employment is Constructively Terminated without Cause) within two years following the effective time of a Change in Control of the Company, the Company shall, in addition to paying the amounts provided under
                Section 7(c)(i), and subject to the Executive first entering into a Separation Agreement, pay to the Executive, in one lump sum no later than the later of the effective date of said Separation Agreement or 31 days following the Date of Termination, an amount equal to three times Average Covered Total Compensation, provided, however, that in the event the termination is due to a CIC Pull, then the payment shall be an amount equal to two times Average Covered Total Compensation. The Company shall also, commencing upon the Date of Termination:

                                        (A)     Continue, without cost to
                        Executive, benefits comparable to the medical benefits provided to Executive immediately prior to the Date of

                        Termination under Section 3(c) for a period of 36 months (24 months in the case of a termination due to a CIC
                        Pull) following the Date of Termination or until such earlier date as Executive obtains comparable benefits through other employment;

                                        (B)     Continue to pay, or reimburse
                        Executive, for so long as such payments are due, all premiums then due or payable on the whole-life portion of the split-dollar insurance policy referenced under
                        Section 3(d); provided that the Company's obligations under this Section 7(c)(vi)(B) are contingent on Executive's timely payment of the premiums then due or thereafter payable on the term portion of said split-dollar insurance policy; and

                                        (C)     Take whatever action is
                        necessary to cause Executive to become vested as of the Date of Termination in all stock options, restricted stock grants, and all other equity-based awards and be entitled to exercise and continue to exercise all stock options and all other equity-based awards having an exercise schedule and to retain such grants and awards to the same extent as if they were vested upon termination of employment in accordance with their terms.

                                        (D)     If Executive obtains a
                        disability policy on commercially reasonable terms with the same or similar coverage as provided by the Company prior to the Date of Termination then, until that date that is 36 months (24 months in the case of a termination due to a CIC Pull) following the Date of Termination (or, if earlier, until Executive obtains comparable benefits through other employment), reimburse Executive for an amount equal to the difference between
                        (i) the monthly premiums for such disability policy, less (ii) the amount paid by Executive in respect of a portion of the premiums on the disability policy provided by Company prior to the Date of Termination.

                                (vii)   Termination for Cause; Voluntary
                Resignation. In the event Executive's employment terminates during the Employment Period other than in connection with a termination meeting the conditions of subparagraphs (ii), (iii),
                (iv), (v) or (vi) of this Section 7(c), Executive shall receive the amounts set forth in Section 7(c)(i) in full satisfaction of all of his entitlements from the Company. All equity-based awards not vested as of the Date of Termination shall terminate (unless otherwise provided in the applicable award agreement) and Executive shall have no further entitlements with respect thereto.

                                (viii)  Clarification Regarding Treatment of
                Options and Restricted Stock. The stock option and restricted stock agreements (the "Equity Award Agreements") that Executive has or may receive may contain language regarding the effect of a termination of Executive's employment under certain circumstances.

                                        (A)     Notwithstanding such language in
                        the Equity Award Agreements, for so long as this Agreement is in effect, the Company will be obligated, if the terms of this Agreement are more favorable in this regard than the terms of the Equity Award Agreements, to take the actions required under Sections 7(c)(ii), 7(c)(iii)(C), 7(c)(iv)(for a Post-Expiration Termination), 7(c)(v)(C) and 7(c)(vi)(C) hereof upon the happening of the circumstances described therein. Those sections provide that in certain situations the Company will cause the Executive to become vested as of the Date of Termination in all or certain equity-based awards, and that such equity-based awards will thereafter be subject to the provisions of the applicable Equity Award Agreement as it applies to vested awards upon a termination. For purposes of clarification, although an option grant may vest in accordance with these above-referenced Sections, such option will thereafter be exercisable only for so long as the related option agreement provides, except that the Compensation Committee of the Board of Directors may, in its sole discretion, elect to extend the expiration date of such option. For example, in general Executive's option agreements granted prior to the date hereof provide that (in the absence of an extension by the Compensation Committee) upon a termination of employment for any reason other than death, disability, retirement or cause, any vested options will only be exercisable for three months from the date of termination or, if earlier, the expiration date of the option.

                                        (B)     Notwithstanding the definition
                        of "Cause" which may appear in the Equity Award Agreements, for so long as this Agreement is in effect
                        (X) any "for Cause" termination must be in compliance with the terms of this Agreement, including the definition of "Cause" set forth herein, and (Y) only in the event of a "for Cause" termination that meets both the definition in this Agreement and the definition in the Equity Award Agreement will the disposition of options and restricted stock under such Equity Award Agreement be treated in the manner described in such Equity Award Agreement in the case of a termination "for Cause."

                                        (C)     For purposes of Section
                        7(b)(6)(A), the value of any option may be determined by the Compensation Committee of the Board at any time after its grant date by setting such value at the value determined by a nationally recognized accounting firm or employee benefits compensation firm, selected by such Committee, that calculates such value in accordance with a Black-Scholes formula or variations thereof using such parameters and procedures (including, without limitation, parameters and procedures used to measure the historical volatility of the Company's common stock as of the relevant grant date) as the Compensation Committee and/or such firm deems reasonably appropriate. In all events, if the parameters used for valuing any option for purposes of Section 7(b)(6)(A) are the same as the parameters used for valuing any other options for purposes of disclosure or inclusion in the Company's financial statements or financial statement footnotes, then such parameters shall be deemed reasonable.

                                        (D)     During the Employment Period any
                        stock options issued to Executive shall provide that if Executive's employment is terminated in any manner which gives rise to an obligation under this Agreement (or any successor Agreement or other severance arrangement) to cause the acceleration of vesting of stock options, then in such event such stock options shall not expire until one year after the Date of Termination (or, if earlier, the expiration of their ordinary term). This covenant of the Company shall not apply to any stock options issued prior to June 1, 2001 or to any stock options issued after the expiration of the Employment Period.

                (d)     Additional Benefits.

                                (i)     Anything in this Agreement to the
                contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable (1) pursuant to the terms of Section 7 of this Agreement, (2) pursuant to or in connection with any compensatory or employee benefit plan, agreement or arrangement, including but not limited to any grants of stock options (or any accelerated vesting thereof), restricted or unrestricted stock grants issued to or for the benefit of Executive and forgiveness of any loans by the

                Company to Executive or (3) otherwise (collectively, "Severance Payments"), would be subject to the excise tax imposed by
                Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), and any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive an additional payment from the Company (a "Partial Gross-Up Payment"), such that the net amount retained by Executive, before accrual or payment of any Federal, state or local income tax or employment tax, but after accrual or payment of the Excise Tax attributable to the Partial Gross-Up Payment, is equal to the Excise Tax on the Severance Payments.

                                (ii)    Subject to the provisions of Section
                7(d)(iii), all determinations required to be made under this
                Section 7, including whether a Partial Gross-Up Payment is required and the amount of such Partial Gross-Up Payment, shall be made by Arthur Andersen LLP or such other nationally recognized accounting firm as may at that time be the Company's independent public accountants immediately prior to the Change in Control (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and Executive as soon as practicable after the Date of Termination, if applicable. The initial Partial Gross-Up Payment, if any, as determined pursuant to this Section 7(d)(ii), shall be paid to Executive within five days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by Executive, the Company shall furnish Executive with an opinion of counsel that failure to report the Excise Tax on Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Partial Gross-Up Payments which will not have been made by the Company should have been made (an "Underpayment"). In the event that the Company exhausts its remedies pursuant to Section 7(d)(iii) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred, consistent with the calculations required to be made hereunder, and any such Underpayment, and any interest and penalties imposed on the Underpayment and required to be paid by Executive in connection with the proceedings described in
                Section 7(d)(iii), and any related legal and accounting expenses, shall be promptly paid by the Company to or for the benefit of Executive.

                                (iii) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Partial Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 10 business days after Executive acquires actual knowledge of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

                                        (A)     give the Company any information
                        reasonably requested by the Company relating to such claim,

                                        (B)     take such action in connection
                        with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company,

                                        (C)     cooperate with the Company in
                        good faith in order effectively to contest such claim, and

                                        (D)     permit the Company to
                        participate in any proceedings relating to such claim; provided, however that the Company shall bear and pay directly all costs and expenses attributable to the failure to pay the Excise Tax (including related additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, for any Excise Tax up to an amount not exceeding the Partial Gross-Up Payment, including interest and penalties with respect thereto, imposed as a result of such representation, and payment of related legal and accounting costs and expenses (the "Indemnification Limit"). Without limitation on the foregoing provisions of this Section 7(d)(iii), the Company shall control all proceedings taken in connection with such contest and, at its sole option may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance so much of the amount of such payment as does not exceed the Excise Tax, and related interest and penalties, to Executive on an interest-free basis and shall indemnify and hold Executive harmless, from any related legal and accounting costs and expenses, and from any Excise Tax, including related interest or penalties imposed with respect to such advance or with respect to any imputed income with respect to such advance up to an amount not exceeding the Indemnification Limit; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Partial Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issues raised by the Internal Revenue Service or any other taxing authority.

                                (iv) If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 7(d)(iii), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company's complying with the requirements of Section 7(d)(iii)) promptly pay to the Company so much of such refund (together with any interest paid or credited thereon after taxes applicable thereto) (the "Refund") as is equal to (A) if the Company advanced or paid the entire amount required to be so advanced or paid pursuant to
                Section 7(d)(iii) hereof (the "Required Section 7(d) Advance"), the aggregate amount advanced or paid by the Company pursuant to this Section 7(d) less the portion of such amount advanced to Executive to reimburse him for related legal and accounting costs, or (B) if the Company advanced or paid less than the Required Section 7(d) Advance, so much of the aggregate amount so advanced or paid by the Company pursuant to this Section
                7(d) as is equal to the difference, if any, between (C) the amount refunded to Executive with respect to such claim and (D) the sum of the portion of the Required Section 7(d) Advance that was paid by Executive and not paid or advanced by


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


                the Company plus Executive's related legal and accounting fees, as applicable. If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 7(d)(iii), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Partial Gross-Up Payment required to be paid.

                (e) Notice of Termination. Notice of non-renewal of this Agreement pursuant to Section 1 hereof or of any termination of Executive's employment (other than by reason of death) shall be communicated by written notice (a "Notice of Termination") from one party hereto to the other party hereto in accordance with this Section 7 and Section 9.

                (f) Date of Termination. "Date of Termination," with respect to any termination of Executive's employment during the Employment Period, shall mean (i) if Executive's employment is terminated for Disability, 30 days after Notice of Termination is given (provided that Executive shall not have returned to the full-time performance of Executive's duties during such 30 day period),
(ii) if Executive's employment is terminated for Cause, the date on which a Notice of Termination is given which complies with the requirements of Section 7(b)(1) hereof, and (iii) if Executive's employment is terminated for any other reason, the date specified in the Notice of Termination. In the case of a termination by the Company other than for Cause, the Date of Termination shall not be less than 30 days after the Notice of Termination is given. In the case of a termination by Executive, the Date of Termination shall not be less than 15 days from the date such Notice of Termination is given. Notwithstanding the foregoing, in the event that Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in the termination being treated as a termination without Cause. Upon any termination of his employment, Executive will concurrently resign his membership as a director and/or officer of the Company and all subsidiaries of the Company, to the extent applicable.

                (g) No Mitigation. The Company agrees that, if Executive's employment by the Company is terminated during the term of this Agreement, Executive is not required to seek other employment, or to attempt in any way to reduce any amounts payable to Executive by the Company pursuant to Section 7(d)(i) hereof. Further, the amount of any payment provided for in this Agreement shall not be reduced by any compensation earned by Executive as the result of employment by another employer, by retirement benefits, or, except for amounts then due and payable in accordance with the terms of any promissory notes given by Executive in favor of the Company, by offset against any amount claimed to be owed by Executive to the Company or otherwise.

                (h) Nature of Payments. The amounts due under this Section 7 are in the nature of severance payments considered to be reasonable by the Company and are not in the nature of a penalty. Such amounts are in full satisfaction of all claims Executive may have in respect of his employment by the Company or its affiliates and are provided as the sole and exclusive benefits to be provided to Executive, his estate, or his beneficiaries in respect of his termination of employment from the Company or its affiliates.

        8.      Non-Competition; Non-Solicitation; Specific Enforcement.

                (a) Non-Competition. Because Executive's services to the Company are special and because Executive has access to the Company's confidential information, Executive covenants and agrees that, during the Employment Period and, for a period of one year following the Date of Termination by the Company for Cause or Disability or a termination by Executive (other than a Constructive Termination Without Cause) prior to a Change in Control, Executive shall not, without the prior written consent of the Board of Directors, become associated with, or engage in any "Restricted Activities" with respect to any

"Competing Enterprise," as such terms are hereinafter defined, whether as an officer, employee, principal, partner, agent, consultant, independent contractor or shareholder. "Competing Enterprise," for purposes of this Agreement, shall mean any person, corporation, partnership, venture or other entity which is engaged in the business of managing, owning, leasing or joint venturing multifamily rental real estate within 30 miles of multifamily rental real estate owned or under management by the Company or its affiliates. "Restricted Activities," for purposes of this Agreement, shall mean executive, managerial, directorial, administrative, strategic, business development or supervisory responsibilities and activities relating to all aspects of multifamily rental real estate ownership, management, multifamily rental real estate franchising, and multifamily rental real estate joint-venturing.

                (b) Non-Solicitation. For so long as the Executive remains employed by the Company (or any successor thereto) and for one year following termination of employment, regardless of reason, Executive shall not, without the prior written consent of the Company, except in the course of carrying out his duties hereunder, solicit or attempt to solicit for employment with or on behalf of any corporation, partnership, venture or other business entity, any employee of the Company or any of its affiliates or any person who was formerly employed by the Company or any of its affiliates within the preceding six months, unless such person's employment was terminated by the Company or any of such affiliates.

                (c) Specific Enforcement. Executive and the Company agree that the restrictions, prohibitions and other provisions of this Section 8 are reasonable, fair and equitable in scope, terms, and duration, are necessary to protect the legitimate business interests of the Company and are a material inducement to the Company to enter into this Agreement. Should a decision be made by a court of competent jurisdiction that the character, duration or geographical scope of the provisions of this Section 8 is unreasonable, the parties intend and agree that this Agreement shall be construed by the court in such a manner as to impose all of those restrictions on Executive's conduct that are reasonable in light of the circumstances and as are necessary to assure to the Company the benefits of this Agreement. The Company and Executive further agree that the services to be rendered under this Agreement by Executive are special, unique and of extraordinary character, and that in the event of the breach by Executive of the terms and conditions of this Agreement or if Executive, without the prior consent of the Board of Directors, shall take any action in violation of this Section 8, the Company will suffer irreparable harm for which there is no adequate remedy at law. Accordingly, Executive hereby consents to the entry of a temporary restraining order or ex parte injunction, in addition to any other remedies available at law or in equity, to enforce the provisions hereof. Any proceeding or action seeking equitable relief for violation of this Section 8 must be commenced in the federal or state courts, in either case in Virginia. Executive and the Company irrevocably and unconditionally submit to the jurisdiction of such courts and agree to take any and all future action necessary to submit to the jurisdiction of and venue in such courts.

        9. Notice. Any notice required or permitted hereunder shall be in writing and shall be deemed sufficient when given by hand or by nationally recognized overnight courier or by Express, registered or certified mail, postage prepaid, return receipt requested, and addressed, if to the Company at 2900 Eisenhower Avenue, Suite 300, Alexandria, VA 22303, Attention: Chief Executive Officer (with a second copy, sent by the same means and to the same address, Attention: General Counsel), and if to Executive at the address set forth in the Company's records (or to such other address as may be provided by notice).

        10. Miscellaneous. This Agreement, together with Annex A and Annex B and the Split Dollar Insurance Agreement and any Equity Award Agreements now or hereafter in effect and a letter from the Company of even date herewith addressing Executive's 2001 compensation, constitutes the entire agreement between the parties concerning the subjects hereof and supersedes any and all prior agreements or understandings, including, without limitation, any plan or agreement providing benefits in the nature of severance, but excluding benefits provided under other Company plans or agreements, except to the extent this Agreement provides greater rights than are provided under such other plans or agreements. This Agreement may not be assigned by Executive without the prior written consent of the Company, and may be assigned by the Company and shall be binding upon, and inure to the benefit of, the Company's successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise. Headings herein are for convenience of reference only and shall not define, limit or interpret the contents hereof.

        11. Amendment. This Agreement may be amended, modified or supplemented by the mutual consent of the parties in writing, but no oral amendment, modification or supplement shall be effective. No waiver by either party of any breach by the other party of any condition or provision contained in this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by Executive or an authorized officer of the Company, as the case may be.

        12. Severability. The provisions of this Agreement are severable. The invalidity of any provision shall not affect the validity of any other provision, and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

        13.     Resolution of Disputes.

                (a) Procedures and Scope of Arbitration. Except for any controversy or claim seeking equitable relief pursuant to Section 8 of this Agreement, all controversies and claims arising under or in connection with this Agreement or relating to the interpretation, breach or enforcement thereof and all other disputes between the parties, shall be resolved by expedited, binding arbitration, to be held in the District of Columbia metropolitan area in accordance with the applicable rules of the American Arbitration Association governing employment disputes (the "National Rules"). In any proceeding relating to the amount owed to Executive in connection with his termination of employment, it is the contemplation of the parties that the only remedy that the arbitrator may award in such a proceeding is an amount equal to the termination payments, if any, required to be provided under the applicable provisions of
Section 7(c) and, if applicable, Section 7(d) hereof, to the extent not previously paid, plus the costs of arbitration and Executive's reasonable attorneys fees and expenses as provided below. Any award made by such arbitrator shall be final, binding and conclusive on the parties for all purposes, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

                (b)     Attorneys Fees.

                                (i) Reimbursement After Executive Prevails. Except as otherwise provided in this paragraph, each party shall pay the cost of his or its own legal fees and expenses incurred in connection with an arbitration proceeding. Provided an award is made in favor of Executive in such proceeding, all of his reasonable attorneys fees and expenses incurred in pursuing or defending such proceeding shall be promptly reimbursed to Executive by the Company within five days of the entry of the award. Any award of reasonable attorneys' fees shall take into account any offer of the Company, such that an award of attorneys' fees to the Executive may be limited or eliminated to the extent that the final decision in favor of the Executive does not represent a material increase in value over the offer that was made by the Company during the course of such proceeding. However, any elimination or limitation on attorneys' fees shall only apply to those attorneys' fees incurred after the offer by the Company.

                                (ii) Reimbursement in Actions to Stay, Enjoin or Collect. In any case where the Company or any other person seeks to stay or enjoin the commencement or continuation of an arbitration proceeding, whether before or after an award has been made, or where Executive seeks recovery of amounts due after an award has been made, or where the Company brings any proceeding challenging or contesting the award, all of Executive's reasonable attorneys fees and expenses incurred in connection therewith shall be promptly reimbursed by the Company to Executive, within five days of presentation of an itemized request for reimbursement, regardless of whether Executive prevails, regardless of the forum in which such proceeding is brought, and regardless of whether a Change in Control has occurred.

                                (iii) Reimbursement After a Change in Control. Without limitation on the foregoing, solely in a proceeding commenced by the Company or by Executive after a Change in Control has occurred, the Company shall advance to Executive, within five days of presentation of an itemized request for reimbursement, all of Executive's legal fees and expenses incurred in connection therewith, regardless of the forum in which such proceeding was commenced, subject to delivery of an undertaking by Executive to reimburse the Company for such advance if he does not prevail in such proceeding (unless such fees are to be reimbursed regardless of whether Executive prevails as provided in clause (ii) above).

        14. Survivorship. The provisions of Sections 4(b), 6, 8 (to the extent described below) and 13 of this Agreement shall survive Executive's termination of employment. Other provisions of this Agreement shall survive any termination of Executive's employment to the extent necessary to the intended preservation of each party's respective rights and obligations. The provisions of Section 8(a) shall in no event apply if Executive's employment terminates for any reason after the expiration of the Employment Period (for clarification, this means that if Executive's employment terminates on or prior to the expiration of the Original Term or any later Renewal Term then the one year post-termination non-compete set forth in Section 8(a) will apply if the termination is for one of the reasons set forth in Section 8(a)). The provisions of Section 8(b) shall apply during the Employment Period, and shall also apply with respect to any termination of Executive's employment for any reason during the two year period following the expiration of the Employment Period (for clarification, this means that if Executive's employment terminates for any reason on or prior to the second anniversary of the expiration of the Original Term or any later Renewal Term, then the non-solicitation requirement of Section 8(b) shall apply to Executive for one year following termination of employment).

        15. Board Action. Where an action called for under this Agreement is required to be taken by the Board of Directors, such action shall be taken by the vote of not less than a majority of the members then in office and authorized to vote on the matter.

        16. Withholding. All amounts required to be paid by the Company shall be subject to reduction in order to comply with applicable federal, state and local tax withholding requirements.

        17. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

        18. Governing Law. This Agreement shall be construed and regulated in all respects under the laws of the State of Maryland.

        IN WITNESS WHEREOF, this Agreement is entered into as of the date and year first above written.

                                  AVALONBAY COMMUNITIES, INC.

                                  By:  /s/ Bryce Blair
                                       ---------------------------
                                       Bryce Blair
                                  Its: Chief Executive Officer


                                  /s/ Samuel B. Fuller
                                  --------------------------------
                                  Samuel B. Fuller



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